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                                                                    EXHIBIT 8.1

                        [LETTERHEAD OF KING & SPALDING]



                                  June 6, 1997

Synthetic Industries, Inc.
309 LaFayette Road
Chickamauga, Georgia 30707

        Re:  Registration Statement on Form S-4 of
             Synthetic Industries, Inc. (Reg. No. 333-23167)

Ladies and Gentlemen:

        This opinion is delivered to you in connection with the final amended Registration Statement on Form S-4 (Reg. No. 333-23167) (the "Registration Statement") to be filed with the Securities and Exchange Commission by Synthetic Industries, Inc. (the "Company") in connection with the Company's offer (the "Exchange Offer") to exchange up to $170,000,000 aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2007 (Series B) (the "New Notes") for a like principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2007 (Series A) (the "Old Notes").

                            INFORMATION RELIED UPON

        In rendering the opinion expressed herein, we have examined and relied upon such documents or forms of documents as we have deemed appropriate, including: (i) the Registration Statement and accompanying Prospectus with respect to the Exchange Offer (the "Prospectus"); (ii) the Company's $170,000,000 Series A and Series B 9 1/4% Senior Subordinated Notes due 2007 Indenture, dated February 11, 1997; (iii) the form 9 1/4% Series A Senior Subordinated Note due 2007; (iv) the form 9 1/4% Senior Subordinated Series B Note due 2007; (v) the Registration Rights Agreement, dated February 11, 1997, between the Company and Bear, Stearns & Co., Inc.; (vi) the Offering Memorandum, dated February 6, 1997, with respect to the Old Notes; and (vii) the Company's Certificate Relating to Tax Opinion (the "Certificate"). In our examination of the documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all representations, certifications, and statements set forth in the documents are and will remain true, correct, and complete, and that all obligations, covenants, conditions, and terms imposed by any of the documents on the parties have been or will be performed or satisfied in accordance with their terms. Moreover, we have participated in conferences with officers and representatives of the Company at which time the contents of the Registration Statement and the Prospectus and
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Synthetic Industries, Inc.
June 6, 1997
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related matters were discussed.

        In rendering this opinion, we have relied upon the representations in the Certificate.

                                    OPINION

        Based on our analysis of the relevant legal authorities as they apply to the information, representations, assumptions that we have made with your consent, and documents upon which we have relied, the discussion contained in the Prospectus in the section captioned "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" expresses our opinion as to certain United States federal income tax consequences of the exchange, holding, and disposition of the Notes.

        This opinion is based on current authorities and upon facts, assumptions that we have made with your consent, and representations as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion or cause its withdrawal. We are under no obligation to inform you of any such changes or decisions. In addition, our opinion is based solely on the documents that we have examined and the representations and assumptions referred to herein. Our opinion cannot be relied upon if any of the material facts contained in such documents are, or later become, materially inaccurate or if any of the representations or assumptions referred to herein are, or later become, materially inaccurate. Our opinion represents our legal judgment and has not official status of any kind. Finally, our opinion is limited to the federal income tax matters specifically covered thereby.

        This letter is furnished by us as counsel for the Company. We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the Exchange Offer and to the use of our name in the Prospectus.


                                                Very truly yours,

                                                /s/ KING & SPALDING

                                                King & Spalding